Exhibit 10.53

TERMINATION AGREEMENT

Brewer Investments II, LC (“Brewer”) and StaffMark, Inc. (“StaffMark”) as the parties to that certain “Commercial Lease Agreement With Option to Renew And Right Of First Refusal” (the “Lease”) made and entered into as of June 2, 1999, and effective July 1, 1999 , hereby terminate the Lease effective June 28, 2000, without any further obligation, liability or responsibility on the part of either party to the other under the Lease, except for any and all obligations due and owing by StaffMark under the Lease up, through and until the date of this Termination Agreement reflected below.

IN WITNESS WHEREOF, Brewer and StaffMark have entered into this Termination Agreement as of June 28, 2000.

BREWER INVESTMENTS II, LC

By:	/s/ JERRY BREWER
Jerry Brewer, Manager

STAFFMARK, INC.

By:	/s/ CLETE T. BREWER
Clete T. Brewer, Chairman & Chief Executive Officer